Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of MEDI Group Limited:

We hereby consent to the inclusion in this Amendment No. 3 to Form F-1 Registration Statement, No. 333-289774, of MEDI Group Limited and its subsidiaries (the “Company”) of our report dated March 31, 2025, except for Note 20, as to which the date is June 11, 2025; and Notes 14, 15 and 21, as to which the date is August 22, 2025, related to the consolidated financial statements, which appear in the Company’s Registration Statement on Form F-1 as of and for the years ended June 30, 2024 and 2023. Our report contained an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Prospectus.

Diamond Bar, California

September 29, 2025